UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2018

FRESH DEL MONTE PRODUCE INC.

(Exact name of registrant as specified in its charter)

The Cayman Islands	1-14706	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman, KY1-9005

Cayman Islands

(Address of principal executive offices)

(305) 520-8400

(Registrant’s telephone number including area code)

Please send copies of notices and communications

from the Securities and Exchange Commission to:

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

(Address of Registrant’s U.S. Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously announced, on February 5, 2018, Del Monte Fresh Produce N.A., Inc. (“Del Monte”), an indirect wholly owned subsidiary of Fresh Del Monte Produce Inc. (the “Company”), Mann Packing Company (“Mann Packing”) and the holders of all of the outstanding capital stock of Mann Packing entered into a definitive purchase agreement (the “Agreement”), pursuant to which Del Monte agreed to acquire Mann Packing by purchasing all of its outstanding capital stock for an aggregate consideration of approximately $361 million (the “Transaction”) funded by cash on hand and borrowings under the Company’s existing credit facility (the “Credit Facility”). On February 26, 2018, the Transaction was completed on the terms set forth in the Agreement, and Mann Packing became a wholly owned subsidiary of Del Monte.

The foregoing description of the Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the Agreement itself. A copy of the Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The representations, warranties, covenants and other agreements set forth in the Agreement were made only for the purposes of the Agreement and solely for the benefit of the parties thereto and were subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts. In addition, such representations and warranties were made only as of the dates specified in the Agreement, and information regarding the subject matter thereof may have changed and may change after the date of the Agreement. Accordingly, the Agreement should not be viewed as providing any factual information regarding the Company, Del Monte, Mann Packing or their respective businesses as of the date of the Agreement or as of any other date.

On February 27, 2018, the Company issued a press release announcing Del Monte’s completion of the Transaction. A copy of the press release is filed herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Subject to the terms of the Credit Agreement, dated as of April 16, 2015, by and among the Company, certain subsidiaries of the Company named therein and the lenders and agents named therein (the “Credit Agreement”), which governs the Company’s existing senior unsecured revolving Credit Facility, the Company and its subsidiaries named therein from time to time may request an increase in the aggregate commitments under the Credit Facility by an amount for all such requests not exceeding $300.0 million. On February 27, 2018, the Company and its subsidiaries party to the Credit Agreement exercised this option to increase the total commitments under the Credit Facility from $800.0 million to $1.1 billion. Borrowings under the increased commitments are subject to the terms and conditions set forth in the Credit Agreement. All other terms of the Credit Facility remain substantially the same. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement itself. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial information required by this Item 9.01(a) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K if required not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(b) Pro forma financial information.

The financial information required by this Item 9.01(b) has not been included with this filing and will be filed by amendment to this Current Report on Form 8-K if required not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit Number	Description

2.1	Stock Purchase Agreement, dated as of February 5, 2018, by and among Del Monte Fresh Produce N.A., Inc., Mann Packing Company and the stockholders of Mann Packing Company party thereto. (incorporated by reference to Exhibit 2.1 to the Company’s Annual Report on Form 10-K for its fiscal year ended December 29, 2017).*

10.1	Credit Agreement, dated as of April 16, 2015, by and among Fresh Del Monte Produce Inc., and certain subsidiaries named therein and the lenders and agents named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 21, 2015).

99.1	Press Release dated February 27, 2018.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2018	FRESH DEL MONTE PRODUCE INC.
(Registrant)

	By:	/s/ Richard Contreras
Richard Contreras
Senior Vice President & Chief Financial Officer